Contacts: Investors	Stephen Forsyth	203-573-2213
Media	John Gustavsen	203-573-3224

Chemtura Announces Business Realignment

Names Composition of an Executive Committee

MIDDLEBURY, CT – January 19, 2009 – Chemtura Corporation today announced a realignment of its businesses into two groups – Performance Products and Engineered Products – and the establishment of an Executive Committee reporting to the CEO.

Craig A. Rogerson, president, chairman and chief executive officer, commented: “The realignment of our product businesses is targeted on driving improved operational performance despite the difficult economic conditions confronting the global economy and our industry. It positions our best leaders to work on the specific needs of each of our product businesses and will provide a foundation for growth as demand recovers.  In the near term, Chemtura remains focused on implementing our previously announced initiatives to reduce cash fixed costs by approximately $50 million, and generate cash through working capital improvement, reduced capital expenditures and potential asset sales.”

The Executive Committee includes, in addition to Mr. Rogerson:

•	Stephen Forsyth, executive vice president, chief financial officer;

•	David Dickey, executive vice president and group president – Performance Products;

•	Alan Swiech, senior vice president of human resources; and

•	Billie Flaherty, senior vice president, general counsel and corporate secretary.

In addition, reporting to Rogerson are Robert Wedinger, executive vice president, strategic initiatives; Eric Degoul, vice president of business development and global procurement; Lloyd Moon, vice president of government affairs and communications; and a vice president to be named for environmental, health, safety and security and manufacturing excellence.  Lynn Schefsky, former general counsel and corporate secretary, will be leaving Chemtura to pursue other interests.

Key Business Realignment

Dickey leads Performance Products, which consists of the Consumer Products, Petroleum Additives, Urethanes, and Antioxidant/Ultraviolet plastic additives businesses.  Engineered Products consists of the Flame Retardants, Crop Protection, Organometallics, and PVC/Surfactants businesses.  Rogerson will lead Engineered Products until a group president is appointed.

“The new business alignment should better balance workloads,” Rogerson said.  “It will facilitate resolution of the specific challenges that faced component parts of the former Polymer Additives business, and it will allow Petroleum Additives and Urethanes to pursue best-available business options for maximum success.

“In addition, the alignment by Performance Products and Engineered Products should place emphasis on rationalization of the distinctive manufacturing footprints of the respective businesses.  At each level, business leaders will have profit and loss accountability.  Imbedded in each business will be the resources necessary to execute business plans and service our customers, specifically: sales, marketing, technology and product management.

“Ultimately, firm strategic directives, strong operational leadership and business organization will give Chemtura the foundation to strengthen its balance sheet, put a learning organization in place to challenge and develop the talent needed to seize opportunities, and ultimately to capture opportunities for real growth,” Rogerson concluded.

Chemtura Corporation (NYSE:CEM), with 2007 sales of $3.7 billion, is a global manufacturer and marketer of specialty chemicals, crop protection products, and pool, spa and home care products.  Learn more about us on our Web site at www.chemtura.com.